UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2021

Velocity Financial, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39183	46-0659719
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30699 Russell Ranch Road, Suite 295 Westlake Village, California		91362
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (818) 532-3700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	VEL	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Election of Director.

On June 24, 2021, our Board of Directors increased the size of our Board from seven to eight. On June 28, 2021, Katherine L. Verner accepted our Board's offer to become a new independent member of our Board.  The Board has not yet made any Committee selections with respect to Ms. Verner.

Ms. Verner is a TOBI III SPE I LLC (TOBI) director designee as such right is held by TOBI pursuant to the Stockholders Agreement dated as of January 16, 2020 and the Securities Purchase Agreement dated April 5, 2020.  TOBI is an affiliate of the funds, general and limited partners and members that beneficially own approximately 39% of our fully diluted common stock.

Ms. Verner is an executive vice president and portfolio manager in the Newport Beach office of Pacific Investment Management Company LLC (PIMCO), focused on asset management globally for PIMCO’s alternative business.  She was previously a member of PIMCO's executive office with responsibility for strategic initiatives, as well as a portfolio manager on the special situations team. Prior to joining PIMCO in 2014, she was a managing director of a startup NPL platform in Europe for Oaktree Capital; chief operating officer of two corporate finance companies, Goldman Sachs Specialty Lending Group and ORIX Finance and director of executive operations for Goldman’s international asset management platform. Ms. Verner has significant experience working on large complex transactions and platform startups in Europe and Asia, as well as in the U.S. She has 30 years of investment experience and holds a master's degree in real estate from the University of Denver. She received an undergraduate degree from Texas A&M in agricultural economics.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Velocity Financial, Inc.

Date: June 28, 2021	/s/ Roland T. Kelly
Roland T. Kelly
Chief Legal Officer and General Counsel